Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated May 30, 2012

JPMorgan ETF Efficiente 5 Performance Details

June 1, 2012

JPMorgan ETF Efficiente 5 Performance Details

J.P. Morgan ETF Efficiente 5 Index (the "Index") Performance -- Bloomberg
EEJPUS5E Index

      2004       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec    Full Year
EEJPUS5E Index 0.71%   1.61%   1.54%   (6.40%) 0.01%   0.05%   (0.26%) 1.87%   1.90%   2.12%   0.25%   1.27%    4.45%
      2005       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec    Full Year
EEJPUS5E Index (1.73%) 2.45%   (2.79%) (0.52%) 1.11%   0.92%   1.05%   1.05%   (0.08%) (3.08%) 1.22%   1.99%    1.43%
      2006       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec    Full Year
EEJPUS5E Index 3.33%   (0.43%) 0.87%   1.30%   (2.25%) (0.31%) 0.58%   0.89%   (0.19%) 1.37%   1.67%   (0.73%)  6.16%
      2007       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec    Full Year
EEJPUS5E Index 1.20%   (1.12%) (0.52%) 1.34%   0.28%   (1.57%) (0.71%) 0.30%   2.85%   2.91%   (0.21%) (0.20%)  4.52%
      2008       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec    Full Year
EEJPUS5E Index 1.54%   2.23%   (1.20%) 0.25%   0.15%   0.54%   (1.34%) (0.93%) (2.07%) (6.08%) 3.31%   5.30%    1.26%
      2009       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec    Full Year
EEJPUS5E Index (3.29%) (0.97%) 0.89%   (0.35%) 2.05%   (0.02%) 1.93%   0.46%   2.25%   0.11%   2.70%   (1.58%)  4.06%
      2010       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec    Full Year
EEJPUS5E Index (0.12%) 0.19%   1.84%   2.08%   (2.24%) 0.74%   0.87%   2.92%   1.08%   0.54%   (1.94%) 0.56%    6.59%
      2011       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec    Full Year
EEJPUS5E Index (0.15%) 1.76%   0.51%   1.38%   (0.95%) (1.26%) 3.89%   3.07%   0.45%   1.44%   0.41%   0.65%   11.63%
      2012       Jan     Feb     Mar     Apr    May      Jun     Jul    Aug     Sep      Oct    Nov     Dec      YTD
EEJPUS5E Index 0.72%   0.28%   (0.85%) 1.28%   (0.39%)                                                          1.04%

Please see key risks on the next page for additional information. Source: J.P.
Morgan. Past performance is not a guide to future performance. "EEJPUS5E Index"
refers to the performance of J.P. Morgan ETF Efficiente 5 Index (Bloomberg:
EEJPUS5E Index). The levels of the Index incorporate an adjustment factor of
0.50% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from
January 5, 2000 through October 22, 2010, and the actual historical performance of the Index based on daily closing levels from October 29, 2010 through May 31,
2012. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above.
Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

Key Risks

[]   There are risks associated with a momentum-based investment strategy- The
     Index is different from a strategy that seeks long- term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

[]   Correlation of performance among the Index constituents may reduce the performance of the Index.

[]   Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level--the policies and judgements for which JPMSL is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in securities linked to the Index.

[]   The Index may not be successful, may not outperform any alternative strategy related to the Index constituents, or may not achieve its target volatility of 5%.

[]   The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Index constituents by asset type and geographical region.

[]   Changes in the value of the Index constituents may offset each other.

[]   An investment linked to the Index is subject to risks associated with non-U. S securities markets, such as emerging markets and currency exchange risk.

[]   The Index was established on October 29, 2010 and has a limited operating history.

DISCLAIMER

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relating to such offering for more complete information about J.P. Morgan and
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request by calling toll-free (800) 576 3529. Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-177923

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